Exhibit 5.2

December 4, 2008

Webster Capital Trust V

Webster Capital Trust VI

Webster Capital Trust VII

Webster Plaza

145 Bank Street

Waterbury, CT 06702

Re:	Webster Capital Trust V

Webster Capital Trust VI

Webster Capital Trust VII

Ladies and Gentlemen:

We have acted as special Delaware counsel to Webster Capital Trust V (“Trust V”), Webster Capital Trust VI (“Trust VI”) and Webster Capital Trust VII (“Trust VII”) (each a “Trust” and collectively, the “Trusts”), each a Delaware statutory trust, in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of Trust V, dated February 6, 2004, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 6, 2004;

(b) The Certificate of Trust of Trust VI, dated February 6, 2004, as filed in the office of the Secretary of State on February 6, 2004;

(c) The Certificate of Trust of Trust VII, dated November 21, 2008, as filed in the office of the Secretary of State on November 21, 2008 (the items in paragraphs (a) through (c) are referred to herein as the “Certificates”);

(d) The Trust Agreement of Trust V, dated as of February 6, 2004, by and among Webster Financial Corporation, a Delaware corporation (the “Company”) and the trustees of the Trust named therein;

(e) The Trust Agreement of Trust VI, dated as of February 6, 2004, by and among the Company and the trustees of the Trust named therein;

Webster Capital Trust V

Webster Capital Trust VI

Webster Capital Trust VII

December 4, 2008

(f) The Trust Agreement of Trust VII, dated as of November 21, 2008, by and among the Company and the trustees of the Trust named therein;

(g) The Registration Statement (the “Registration Statement”) on Form S-3, including a preliminary prospectus (the “Prospectus”), relating to the Trust Preferred Securities of the Trusts representing preferred undivided beneficial interests in the assets of each Trust (each, a “Trust Preferred Security” and collectively, the “Trust Preferred Securities”), as filed by the Company and the Trusts with the Securities and Exchange Commission on the date hereof;

(h) The form of Amended and Restated Trust Agreement of each Trust (the “Trust Agreement”), among the Company and the trustees of the Trust named therein attached as Exhibit 4.1 to the Registration Statement; and

(i) Certificate of Good Standing for each Trust, dated the date hereof, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (i) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (i) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificates are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trusts (collectively, the “Preferred Security Holders”) of an interest in the Preferred Securities Certificate for such Trust Preferred Security

Webster Capital Trust V

Webster Capital Trust VI

Webster Capital Trust VII

December 4, 2008

and the payment for the interest in the Trust Preferred Security acquired by it, in accordance with the Trust Agreement, and (vii) that the Trust Preferred Securities are issued and sold in accordance with the Trust Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

2. The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trusts.

3. The Preferred Security Holders, as beneficial owners of the Trusts, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

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